YACKTMAN ASSET MANAGEMENT LP

Code of Ethics

Amended and effective as of July 1, 2014

I.	INTRODUCTION

Yacktman Asset Management LP (“Yacktman,” the “Adviser,” or the “Firm”) has adopted this Code of Ethics (“Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940. Yacktman has developed this Code to promote the highest levels of ethical conduct among our partners, officers, and employees (in the aggregate, “employees” or “you”). Among the purposes of the Code are to: (1) educate employees regarding Yacktman’s expectations and the laws governing their conduct; (2) remind employees that they are in a position of trust and must act with complete propriety at all times; (3) protect the reputation of Yacktman; (4) guard against violation of law; (5) protect Yacktman’s clients by deterring misconduct; and (6) establish procedures for employees to follow so that Yacktman can assess whether our employees are complying with the Firm’s ethical principles.

II.	GENERAL PRINCIPLES

A.	In General

This Code is based on the principle that the employees of Yacktman owe a fiduciary duty to all clients to conduct their personal securities transactions and other activities in a manner which does not interfere with investment transactions or otherwise take inappropriate advantage of their relationship to clients. All employees must adhere to this general principle as well as comply with Federal Securities Laws (as defined in “III. General Definitions” below) and the specific provisions set forth herein. It bears emphasis that technical compliance with these provisions will not automatically insulate an individual from scrutiny of transactions and activities that show a pattern of compromise or abuse of the individual’s fiduciary duties to clients. Accordingly, all employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of our clients.

The purpose of the Code is to establish procedures consistent with Rule 204A-1 of the Investment Advisers Act of 1940, Rule 17j-1 of the Investment Company Act of 1940, and the Securities Exchange Act of 1934. Accordingly, no Access Person (as defined in “III. General Definitions” below) shall, in the course of their activities on behalf of the Firm:

1.	Employ any device, scheme or artifice to defraud;

2.	Make any untrue statement of a material fact or omit a material fact which would make a statement misleading;

3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person; or

4.	Engage in any manipulative practice.

The Chief Compliance Officer of the Adviser is responsible for ensuring that employees of the Adviser understand the Code. The Chief Compliance Officer should encourage employees to discuss questions of business ethics or practices any time they arise and to surface potential questions before any action is taken in order to prevent problems from developing. The Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation at least annually.

All Access Persons must promptly report any violations of the Code to the Chief Compliance Officer or his or her designee.

B.	Compliance with Laws, Rules and Regulations

Yacktman expects all employees to comply with all laws, rules and regulations applicable to the Firm’s operations and business. Employees should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

As a registered investment adviser, Yacktman is subject to regulation by the Securities and Exchange Commission (“SEC”), and compliance with federal, state and local laws. Yacktman insists on strict compliance with the spirit and the letter of these laws and regulations.

C.	Honest and Ethical Conduct and Avoidance of Improper Conflicts of Interest

Every Yacktman employee is required to act honestly and ethically. This broad requirement includes acting in what he or she reasonably believes to be in the best interest of the Firm in connection with his or her duties, and reporting material facts honestly to, and not misleading or concealing material facts from, the Firm’s management. Each employee should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual or apparent conflicts of interest.

A “conflict of interest” occurs when an employee’s personal interest conflicts or interferes with the interests of the Firm, with his or her professional obligations to the Firm or with the interests of our clients. A conflict situation can arise when an employee pursues interests that prevent the individual from performing his or her duties for the Firm or a client objectively and effectively. A conflict of interest would also arise if an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Firm. Any conflict or interest that arises in a specific situation or transaction must be disclosed by the individual and resolved before taking any action.

Conflicts of interest may not always be evident, and individuals should consult with senior levels of management or legal counsel if they are uncertain about any situation.

DEFINITIONS

A.	“Access Person” means any person:

1. Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

2. Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Since providing investment advice is our primary business, all of our officers, partners, and employees are presumed to be Access Persons.

B.	“Adviser” means Yacktman Asset Management LP.

C.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

D.	“Affiliated Mutual Fund” means any registered open-end investment company advised or sub- advised by the Adviser or whose investment adviser or principal underwriter is an affiliate of the Adviser.

E.	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of this Code. “Beneficial ownership” generally means that employees will be deemed to have ownership of Covered Securities in the accounts of their spouses, dependent relatives, members of the same household, trustee and custodial accounts or any other account in which they have a financial interest or over which they have investment discretion.

F.	“Company Act” means the Investment Company Act of 1940, as amended.

G.	“Control” has the same meaning as that set forth in Section 2(a) (9) of the Company Act.

H.	“Covered Security” means a security as defined in Section 2(a) (36) of the Company Act, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end registered investment companies (mutual funds) (except for Affiliated Mutual Funds, which are considered Covered Securities); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

I.	A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

J.	“Customer Account” means any client account (including both separately managed accounts and sub-advised mutual funds) for which the Adviser provides investment management services.

K.	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury. Also includes the Dodd– Frank Wall Street Reform and Consumer Protection Act.

L.	“Fund” means any fund to which Yacktman Asset Management LP is a subadviser.

M.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

N.	A “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

O.	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

P.	The “Restricted List” is a list maintained by the Chief Compliance Officer or his or her designee, which identifies:

(i) Issuers as to which material, non-public information has been received by Access Persons;

(ii) Issuers as to which the release of such information violates contractual restrictions; and

(iii) Those issuers the trading of whose securities is limited by other policy or legal considerations.

Q.	“Subadviser” means an investment advisory firm which furnishes continuously an investment program for any Fund and determines from time to time, in its discretion, the securities and other investments to be purchased or sold and what portions of the Fund shall be held securities, cash or other investments. It does so under an agreement with the Adviser to the Fund and at the direction of the Adviser. It is not a sponsor of the Fund.

III.	EXEMPTED TRANSACTIONS

The provisions of Sections V.A of this Code of Ethics shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(b)	Purchases or sales which are non-volitional on the part of the Access Person;

(c)	Purchases which are part of an automatic dividend reinvestment plan; or

(d)	Purchases which are part of an automatic purchase plan involving purchases of a pre-set quantity of a security at a pre-set frequency provided such plan has been approved by the Chief Compliance Officer or his or her designee prior to the first purchase under the plan.

IV.	PROHIBITED ACTIVITIES

A. Except in a transaction exempted by Section IV of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership unless such purchase or sale has been “precleared” by the Chief Compliance Officer or his or her designee. No transaction shall be “precleared” if, at the time of such purchase or sale, there is an open order for the purchase or sale of such security by any Customer Account or the Adviser has an immediate present intention to enter an order for the purchase or sale of such security by any Customer Account. Moreover, even if such a transaction has been pre-cleared, if at any time it is determined that a Customer Account has a pending “buy” or “sell” order in the same security that was the subject of the preclearance, the Access Person may not engage in the precleared transaction until that order is executed or withdrawn.

Prior to “preclearing” a purchase or sale of a security, the Chief Compliance Officer or his or her designee will check with the appropriate personnel of the Adviser to ascertain whether or not there is (i) an open order for the purchase or sale of such security by any Fund or Separately Managed Account; or (ii) an immediate present intention to enter an order for the purchase or sale of such security by any Customer Account. To expedite this process, all portfolio managers of the Adviser not physically in the Austin office of the Adviser must notify the Chief Compliance Officer or his or her designee by telephone, e-mail or fax prior to entering an open order so that the Chief Compliance Officer or his or her designee is aware of all trades at any point in time.

Except in a transaction exempted by Section IV of this Code, no Access Person shall purchase or redeem, directly or indirectly, any shares of any Fund in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership unless such purchase or redemption has been “precleared” by the Chief Compliance Officer or his or her designee. No such transaction shall be “precleared” if the Chief Compliance Officer or his or her designee determines, in his or her sole discretion, that such transaction would be detrimental to a Fund because of the timing of the proposed purchase or redemption.

All pre-cleared orders must be executed by the end of the calendar day pre-clearance is granted, with the exception of international transactions, which must be executed by 8:00 a.m. Central time on the calendar day following the day pre-clearance is granted. If any order is not timely executed, a new request for pre-clearance must be submitted.

B. Access Persons may not acquire any securities in an Initial Public Offering.

C. Access Persons must obtain approval from the Chief Compliance Officer or his or her designee before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering. Examples of Limited Offerings include private placements, such as hedge funds, securities purchased under Rule 144A, Regulation S, Regulation D, and Private Investment in Public Equities (“PIPEs”). Prior approval shall not be given if the Chief Compliance Officer or his or her designee believes that the investment opportunity should be reserved for any Customer Account or is being offered to the individual by reason of his or her position with the Adviser.

D. Access Persons shall not receive or give any gift or other thing of more than de minimis value from or to any person or entity that does business with or on behalf of the Adviser. The annual receipt or giving of gifts from or to the same source valued at $100 or less, in the aggregate, shall be considered de minimis. Additionally, the receipt or gift of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also shall be considered to be of de minimis value, provided the donor is present However, with prior approval by the CCO and CEO this gift limit will not apply to personal gifts such as wedding, congratulatory, etc. and those in which the Access Person had a personal relationship prior to the business relationship.

E. The improper influencing of public officials through gifts, excessive entertainment or other means is prohibited. In addition, certain states require that gifts beyond a certain dollar threshold to one or more public employees be reported to that particular state’s Ethics Commission or similar agency. Therefore, all Access Persons of Yacktman must obtain prior approval from the Chief Compliance Officer or his or her designee for all gifts to public employees on behalf of Yacktman.

F. Yacktman does not contribute financial or other support to political parties or candidates for public office. Yacktman employees may participate personally in political activities that may include contributions and donations to political candidates (subject to all applicable laws and Yacktman’s Political Contributions Policy); however, at no time will employees be reimbursed by the Firm for such activities.

Yacktman strictly prohibits any employee from making contributions or expenditures to or for any candidates for any public office, or to any persons for any political purpose whatsoever as a quid pro quo for receiving or with the expectation of securing now or in the future business from any public official, or any federal, state, or local government agency.

Your personal political contributions, and those of certain of your family members, could impact Yacktman’s ability to continue to do business or bid on new business with government entities within certain jurisdictions in the United States. Specifically, Rule 206(4)-5 of the Investment Advisers Act of 1940, which applies to all registered investment advisers, including Yacktman, places limits on individual contributions of certain investment adviser employees, and may prohibit an investment adviser from managing money for state or local government entity clients for a specified period following any disqualifying contributions. In addition, a number of jurisdictions have enacted so- called “pay-to-play” laws that prohibit certain employees of service providers to state or local agencies and departments from making political contributions to state or local officials that are covered by these laws. Even if a personal political contribution is not prohibited, these laws may require that any contribution be reported to the state or locality. If you have any questions about a political contribution that you intend to make, please contact the Chief Compliance Officer.

For additional information on this topic, please see Yacktman’s Political Contributions Policy.

G. Except for service which began prior to the effective date hereof, Access Persons shall not serve on the board of directors of publicly traded companies absent prior authorization of the Chief Compliance Officer or his or her designee. The Chief Compliance Officer or his or her designee may so authorize such board service only if the Chief Compliance Officer or his or her designee determines that such board service is consistent with the interests of the Adviser.

V.	REPORTING AND COMPLIANCE PROCEDURES

A. Except as provided in Section VI.B. of this Code of Ethics, every Access Person shall report to the Chief Compliance Officer the information described in Section VI.C., Section VI.D. and Section VI.E. of this Code of Ethics. All reports shall be filed with the Chief Compliance Officer.

B. An Access Person need not make a report with respect to transactions effected for, and Covered Securities or shares of any Fund held in, any account over which the person has no direct or indirect influence or control, or with respect to transactions effected pursuant to an automatic investment plan.

C. Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 days prior to the date the report was submitted):

1.	The number of shares of any Covered Security (including any Affiliated Mutual Fund) and the title, number of shares, principal amount, the exchange ticker symbol or CUSIP number, interest rate, and maturity date of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

D. Every Access Person shall, no later than thirty (30) days after the end of a calendar quarter, file a quarterly transaction report and attach a list of transactions for each of the brokerage accounts of the Access Person. The quarterly transaction report must contain the following information:

1.	With respect to any transaction during the quarter in shares of any Covered Security (including any Affiliated Mutual Fund) in which the Access Person had any direct or indirect beneficial ownership:

(a) The date of the transaction, the title and the number of shares, the principal amount, the exchange ticker symbol or CUSIP number, interest rate, and maturity date of each security involved, if applicable;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e) The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a) The name of the broker, dealer or bank with whom the Access Person established the account;

(b) The date the account was established; and

(c) The date that the report is submitted by the Access Person.

E. Every Access Person shall, no later than February 14 each year, file an annual holdings report and attach an account statement for each of the brokerage accounts of the Access Person containing the following information as of the preceding December 31:

1.	The number of shares of the Covered Security and the title, number of shares, principal amount, the exchange ticker symbol or CUSIP number of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

3.	The date that the report is submitted by the Access Person.

F. The Chief Compliance Officer or his or her designee shall review on a timely basis upon receipt of same all reports filed pursuant to Section VI.C., Section VI.D., or Section VI.E. of this Code of Ethics. All Access Persons are required to file reports pursuant to this Section VI.

G. Each year, Access Persons shall certify to the Chief Compliance Officer that (i) they have read and understand this Code of Ethics and recognize that they are subject thereto, and (ii) they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

VI.	PROHIBITIONS AGAINST TRANSACTIONS BASED ON MATERIAL, NON-PUBLIC INFORMATION

No Access Person will cause a purchase or sale of a Covered Security to be made for a Customer Account or a personal account while in possession of material, non-public information with respect to the issuer of such Covered Security. You must be careful to avoid any impropriety, or even the appearance of an impropriety, in all investment transactions.

A. Communications: At all times, Access Persons must be aware that any information which is considered or suspected to be material and/or non-public should not be disclosed to anyone who does not have a business need to know such information, and any recipient of such information must be made aware that the information is material and non-public.

B. Files: Release of any materials which may contain material, non-public information (or conclusions or opinions based thereon) is only allowed on a need-to-know basis.

C. Other Disclosures: Access Persons should also exercise diligence in other areas where the possibility exists that material, non-public information may be inadvertently disclosed to anyone who does not have a need to know. For example, documents should not be left in conference rooms, or on copy machines or fax machines. Care should be taken to properly file or destroy documents.

D. Restricted List: The Restricted List, even if empty, will be maintained by the Chief Compliance Officer or his or her designee. This list includes issuers as to which material, non-public information has been received by Access Persons. It also identifies issuers as to which the release of such information violates contractual restrictions. In addition, it includes those issuers the trading of whose securities is limited by other policy or legal considerations. The Restricted List may be distributed to all traders, portfolio managers and analysts of public securities, persons responsible for private secondary market trading, and others as determined by the Chief Compliance Officer.

If any individual believes that he or she is in possession of material, non-public information with respect to an issuer having publicly traded securities outstanding, he or she must immediately advise the Chief Compliance Officer or his or her designee of the fact so that the name can be added to the Restricted List. If the individual is uncertain as to the materiality of the information, he or she should immediately meet with the Chief Compliance Officer or his or her designee to review the information and make a determination if it is appropriate to add the issuer to the Restricted List. If there is any doubt, the issuer will be placed on the Restricted List while the issues are reviewed by senior management. An issuer placed on the Restricted List because of material, non-public information will not be removed from such List until the information which resulted in the issuer being placed on such List is no longer material or is now public.

No transaction will be made in a Covered Security for the account of a client or any Access Persons receiving the Restricted List, the issuer of which is on the Restricted List, unless such transaction has been approved by the Compliance Department.

Additional requirements for personal trading in the securities of Affiliated Managers Group, Inc. (AMG) have been adopted by AMG for its affiliates (including Yacktman) and their employees, officers and directors. These procedures can be found in the Affiliated Managers Group, Inc. Insider Trading Policy and Procedures (the “AMG Policy”) Appendix A in Yacktman’s Compliance Manual and has been received and acknowledged by all Access Persons. See the AMG Policy for an expanded discussion of the term “material, non-public information”.

VII.	ACKNOWLEDGEMENT OF RECEIPT OF THE CODE

The Chief Compliance Officer or his or her designee must provide each Access Person with a copy of this Code of Ethics and any amendments and receive from each Access Person a written acknowledgement of receipt of this Code of Ethics.

VIII.	REPORTING POTENTIAL VIOLATIONS/WRONGDOING

All Access Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within Yacktman. Since every employee and partner is a valued member of the team which makes up Yacktman, this broad requirement includes acting in what each individual believes to be Yacktman’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by Yacktman, any of our employees, or any of our service providers. If Yacktman’s management is unaware of such activities, these potential violations may ultimately have an adverse effect on all of us as members of Yacktman.

Accordingly, every Access Person is required to report any potential violations of applicable securities law, rule or policy, or other potential wrongdoing, including “apparent” or “suspected” violations, promptly to the Chief Compliance Officer or his or her designee. In addition, any supervisor or member of management who receives a report of a potential violation or wrongdoing must immediately inform the Chief Compliance Officer. If the Chief Compliance Officer or his or her designee is involved in the potential violation or wrongdoing, the Access Person may report the matter to any member of senior management.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	noncompliance with laws, rules, and regulations applicable to the business of Yacktman;

•	fraud or illegal acts involving any aspect of Yacktman’s business;

•	material misstatements in regulatory filings, internal books and records, clients records, or reports;

•	activity that is harmful to clients, including any fund shareholders; and

•	deviations from required internal controls, policies and procedures that safeguard clients and Yacktman.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigation and Sanctions. Potential violations shall be promptly investigated by the Chief Compliance Officer and/or other senior management. During the course of the investigation, the Chief Compliance Officer or other senior management will be in contact with the reporting Access Person to inform the Access Person of the status of the investigation. In addition, the reporting Access Person may check with the investigator on the status at any time.

The Chief Compliance Officer or other senior management will thoroughly investigate each violation or possible violation. Such investigative procedures shall include notification to the Chief Executive Officer of the Adviser of the violation or possible violation, and discussion of the violation or possible violation with the relevant parties to determine whether the procedures set forth in the Code were followed. Each investigation will be properly documented, including the name(s) of the relevant party, the date of the investigation, identification of the violation or possible violation, and a summary of the disposition. The file kept on such investigation shall include all underlying records.

The Chief Compliance Officer or other senior management will report their findings in writing to the Chief Executive Officer of the Adviser. The decision as to whether a violation has occurred will be subject to review by the Chief Executive Officer.

Following Yacktman’s investigation, Access Persons who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action including, but not limited to: (i) having the Access Person’s employment responsibilities reviewed and changed, including demotion; (ii) oral or written reprimand; (iii) forfeit of any trading profits or other compensation or monetary benefits; (iv) suspension of personal trading privileges; (v) suspension of employment; and/or (vi) termination. Violations of the Code or these procedures may also result in criminal prosecution or civil action.

Retaliation. Retaliation of any type against an Access Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or other senior management with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer or his or her designee will also provide periodic training to Yacktman’s Access Persons regarding the requirements of these policies and procedures.

IX.	CONFIDENTIALITY

Employees may become privy to confidential information (information not generally available to the public) concerning the affairs and business transactions of Yacktman, companies researched by us for investment, our present and prospective clients, suppliers, partners, officers and other employees. Confidential information includes trade secrets and other proprietary information of the Firm, such as business or product plans, systems, methods, software, manuals, investment holdings, buy/sell recommendations, investment models and strategies, products, the identity of current, past or potential clients, financial results, financial information, business relationships, and operations. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion are required in the use of such information and in sharing it only with those who have a legitimate need to know.

Confidential information obtained or developed as a result of employment with Yacktman is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain. Use or disclosure of such information could result in civil or criminal penalties against the Firm and or the individual responsible for disclosing such information.

Unauthorized disclosure or use could cause serious consequences to Yacktman or to the individuals affected and could lead to discipline up to and including termination. Without the express authorization of a Firm officer, confidential information should never be disclosed to anyone, including, without limitation, third parties such as financial analysts and brokers, competitors, suppliers, the media, personal contacts, family and friends. Any suspected incident of fraud or theft should be immediately reported for investigation to the Firm’s Chief Compliance Officer or his or her designee.

Further guidelines pertaining to confidential information are contained in the “Prohibitions Against Transactions Based on Material, Non-public Information” section above.

Release of Client Information

Information concerning a client which has been requested by unaffiliated third parties, organizations or governmental bodies may only be released when disclosure is authorized by the client or Yacktman is compelled to provide information through subpoena or other legal means. All requests with respect to the legal process (such as subpoenas or court orders) must be promptly referred to a member of the Management Committee. No information may be released, nor should the client involved be contacted, until a member of the Management Committee has approved such action.

In order to preserve the rights of our clients and to limit the Firm’s liability concerning the release of client proprietary information, care must be taken to:

•	Limit use and discussion of information obtained on the job to normal business activities;

•	Request and use only information which is related to our business needs;

•	Restrict access to records to those with proper authorization and legitimate business needs; and

•	Include only pertinent and accurate data in files, which are used as a basis for taking action or making decisions.

All employees shall exercise care in maintaining the confidentiality of any proprietary information respecting the Firm or its clients. Confidential information includes non-public information of the Firm that may be helpful to competitors, or otherwise harmful to the Firm, or its clients. Confidential information also includes information with respect to the portfolio holdings of clients, including investment company mutual fund clients. The obligation to preserve confidentiality of this information continues after association with Yacktman ends.

Affiliated Managers Group, Inc.

Insider Trading Policy and Procedures

You should read this Insider Trading Policy and Procedures, ask questions of the officer listed below if desired, and sign and return the below Acknowledgment (or, if this is provided to you with your Employee Handbook, the Acknowledgment and Agreement form in connection therewith) to, if you are an employee or director of Affiliated Managers Group, Inc., Pam Price, Vice President of Human Resources, or, if you are an employee of a subsidiary or affiliate of Affiliated Managers Group, Inc., to your Compliance Officer.

Policy Statement on Insider Trading

Affiliated Managers Group, Inc. (the “Company”)1 has adopted this Insider Trading Policy and Procedures (the “Policy”) that applies to each director, officer and employee of the Company and each officer and employee of the Company’s subsidiaries and affiliates (collectively, “Covered Persons”). This Policy has been distributed or made available to all Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:

(i)	trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;

(ii)	having others trade in such securities for him or her while he or she is in possession of material, non-public information; and

(iii)	communicating (or “tipping”) to others confidential or non-public information concerning the Company or other companies.

This Policy contains a discussion of insider trading, and sets forth trading restrictions applicable to you. You must read this Policy, return a signed Acknowledgment and Agreement form to the person indicated above, retain the Policy for your reference, and, upon request by the Company, re-acknowledge your understanding of and agreement to be bound by the Policy.

[1]	The term “Company” refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

Discussion: What is “Insider Trading?”

Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

(1)	Trading in any of the Company’s securities in any capacity (including derivative securities based on the Company’s securities) while in possession of material, non-public information concerning the Company. An example of this would be a sale of the Company’s securities at a time when a major acquisition was pending but not yet announced.

(2)	Having others trade on the insider’s behalf while the insider is in possession of material, non-public information.

(3)	Communicating non-public information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade himself) and for the person who received the information if he acts on such information or passes it on to others who may act on it.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.	Who is an Insider?

The concept of “insider” is broad and generally includes any person who possesses material, non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, “insiders” include the Covered Persons. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who can become temporary insiders include, among others, the Company’s attorneys, accountants, consultants and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for up to six months following such person’s departure by giving notice to such person.

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2.	What is Material Information?

Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price of an issuer’s securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

•	Dividend or earnings results or expectations

•	Financial forecasts

•	Write-downs or write-offs of substantial assets

•	Significant additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of significant operations

•	Major personnel changes

•	Proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out

•	Major financing developments

•	The gain or loss of important contracts or clients

•	Criminal indictments or material civil litigation or government investigations

•	Labor disputes including strikes or lockouts

•	Substantial changes in accounting methods

•	Debt service or liquidity problems

•	Bankruptcy or insolvency

•	Extraordinary management developments

•	Public offerings or private sales of debt or equity securities

•	Calls, redemptions or purchases of securities

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“Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3.	What is Non-public Information?

In order for information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally.

At such time as material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10-Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission (“SEC”) or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, may not constitute the requisite public disclosure.

Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as “non-public” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be traded upon.

It is the policy of the Company not to consider quarterly and annual earnings results to have been disclosed publicly until the third business day after a press release regarding such earnings (with the date of the earnings press release being counted as the first business day). Similarly, other material information will not be considered public until the third business day after public disclosure in the manner described previously.

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4.	Penalties for Insider Trading.

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he does not benefit personally from the violation. Penalties include:

•	jail sentences

•	disgorgement of profits

•	civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited (i.e., if the violation was one for tipping information), as well as criminal fines of up to $1,000,000

•	fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

Trading Procedures

The following Trading Procedures are applicable to you because you are a director, officer or employee of the Company (in each such case, a “Company Insider”) or an officer or employee of a subsidiary or affiliate of the Company (in each such case, an “Affiliate Insider”) who may, by virtue of your duties or work conditions, have access to material, non-public information concerning the Company.

1.	Trading Windows and Pre-Clearance.

There are times when the Company may be aware of a material, non-public development. Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

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Therefore, if you are a Company Insider, you, your spouse and members of your immediate family sharing the same household may purchase or sell securities of the Company only during the “trading windows” that occur each quarter, as specified below; provided, that, such person is not in possession of material, non-public information (as provided generally herein). In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade within any “trading window” with the Company’s clearance officer, David M. Billings (the “Clearance Officer”).

For Company Insiders, the trading window is the period in any fiscal quarter beginning on the third business day after the Company’s issuance of a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day), and ending on the 15th calendar day of the third month of the fiscal quarter (i.e., March 15th, June 15th, September 15th and December 15th, as applicable).

If you are an Affiliate Insider, you, your spouse or member of your immediate family sharing the same household may purchase or sell securities of the Company at any time and in any capacity other than during the blackout period beginning on the date of an Earnings Release or other public disclosure of material information and ending on the third business day following such Earnings Release or public disclosure (with the date of the Earnings Release or public disclosure being counted as the first business day); provided, that, such person is not in possession of material, non-public information. In addition, you (or your spouse or member of your immediate family sharing the same household) must pre-clear your (or their) intent to trade at any time with the Company’s Clearance Officer.

In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Company Insider to allow a trade to occur outside of a trading window.

If you intend to engage in any trade in any capacity or for any account, you must first receive permission from the Clearance Officer as set forth above.2 Authorization to trade the Company’s securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an Earnings Release. If the trading window for Company Insiders ended before the transaction was announced and the “blackout” was lifted, trading by Company Insiders would next be permitted during the trading window following the next quarterly Earnings Release. The Clearance Officer may refuse to permit any transaction if he determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company’s counsel/outside counsel before responding to your request.

After receiving permission to engage in a trade, you should complete your trade within 48 hours or make a new trading request.

[2]	If David M. Billings will be absent from the office or unavailable for a significant period of time, he will designate a substitute representative from the Legal Department to handle the trading request.

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Even if you have received pre-clearance, neither you, your spouse nor any member of your immediate family sharing your household may trade in any securities (including options and other derivative securities) of the Company if you or such other person is in possession of material, non-public information about the Company.

Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company for cash is not subject to the Trading Procedures outlined above, but the securities so acquired may not be sold except during a trading window (for Company Insiders), after authorization from the Clearance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called “cashless exercise” of stock options through a broker is covered by the Trading Procedures and therefore requires pre-clearance.

Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction or written plan that satisfies the requirements of Rule 10b5-1(c) (a “10b5-1 Plan”). You may not enter into, amend, suspend or terminate any 10b5-1 Plan except with the prior approval of the Clearance Officer. Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

2.	Post-Trade Reporting.

You are required to report to David M. Billings (the “Section 16 Officer”) any transaction in any securities of the Company in any capacity by you, your spouse or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to the Section 16 Officer should include the date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Section 16 Officer, provided that such information is received by the Section 16 Officer by 5:00 p.m. on the day on which such transaction was effected.

The foregoing reporting requirement is designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, to comply with these reporting obligations. Each director and executive officer, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to “short swing” liability under Section 16 and for ensuring that timely reports of his or her transactions in Company securities are filed with the SEC, as required by Section 16.

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3.	Prohibition on Short Sales and Purchases, Puts, Calls and Options.

Neither you, your spouse nor any immediate family member sharing your household may sell any securities of the Company that are not owned by such person at the time of the sale (a “short sale”). Also, no such person may buy or sell puts, calls or options in respect of any of the Company’s securities at any time.

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment. Therefore, you should not discuss material, non-public information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies at all times.

It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by any employee should be referred to David M. Billings at 617-747-3349.

Reporting of Violations

If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of the Clearance Officer immediately.

Modifications; Waivers

The Company reserves the right to amend or modify this Policy, and the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by the Clearance Officer (or his designee), and any such waiver shall be reported to the Board of Directors of the Company at its next regularly scheduled meeting.

Questions

If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact the Clearance Officer, who may refer the question to the Company’s counsel/outside counsel before responding.

Updated July 1, 2014

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ACKNOWLEDGMENT

I have read the Insider Trading Policy and Procedures (the “Policy”) of Affiliated Managers Group, Inc. (the “Company”). I understand that, if I am an officer or employee of the Company or an officer or employee of one of its affiliates or subsidiaries, my failure to comply in all respects with the Policy, including the Trading Procedures set forth therein, is a basis for termination of my employment from the Company or an affiliate or subsidiary, as the case may be. I further acknowledge and agree that the Policy is in addition to, and operates in conjunction with, any other policies of my employer regarding trading.

Name:	Date:

This document states a policy of the Company and is not intended to be regarded as the rendering of legal or other advice.